Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND SIX MONTH

2011 FINANCIAL RESULTS

NEW HAVEN, Conn. (August 8, 2011) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and six months ended June 30, 2011. For the second quarter of 2011, Achillion reported a net loss of $11.3 million or $0.19 per share, compared with a net loss of $6.4 million or $0.17 per share for the second quarter of 2010. Cash, cash equivalents and marketable securities as of June 30, 2011 were approximately $99.6 million.

“Achillion has matured immensely during the first half of 2011 with a pipeline of three HCV candidates in clinical trials, including two protease inhibitors and our first NS5A inhibitor. These achievements, combined with a recently completed offering which strengthened our balance sheet by nearly $61 million, has Achillion well-positioned, both financially and strategically, to obtain clinical data on each of our candidates near year-end, and to begin combination studies in 2012 with our internally developed protease and NS5A inhibitors,” commented Michael D. Kishbauch, President and Chief Executive Officer of Achillion.

Clinical studies evaluating three HCV compounds discovered and developed by Achillion are ongoing. A Phase 2a study of ACH-1625, an NS3 protease inhibitor, is proceeding in genotype 1 treatment-naïve patients, a Phase 1 study of ACH-2684, a pan-genotypic protease inhibitor, is currently underway as is a recently initiated Phase 1 study of ACH-2928, Achillion’s first NS5A inhibitor advanced into clinical development.

“As part of Achillion’s global development plan for its HCV portfolio, we are focused on expanding genotypic coverage beyond genotype 1 by evaluating the role our protease inhibitors can play in the treatment of HCV genotypes 2 through 6,” commented Dr. Elizabeth Olek, Senior Vice President of Clinical Development and Chief Medical Officer. “In addition to obtaining 12-week cEVR results with ACH-1625 in genotype 1, we are planning to explore the potential activity of ACH-1625 against other HCV genotypes including genotype 4. Furthermore, results anticipated near the end of 2011 from a Phase 1 study evaluating ACH-2684 will include proof-of-concept data not only against genotype 1 but also HCV genotype 3.”

Second Quarter Results

Research and development expenses were $8.9 million in the second quarter of 2011, compared with $4.8 million for the same period of 2010. The increase in research and development expenses resulted from increased clinical trial costs associated with advancing ACH-1625 through Phase 2 development and initiating Phase 1 development with ACH-2684 and ACH-2928.

For the three months ended June 30, 2011, general and administrative expenses were $2.4 million, increased from the $1.7 million incurred during the same period in 2010. The increase was primarily related to professional and consulting fees and increases in non-cash charges related to stock-based compensation.

For the three months ended June 30, 2011, total revenues were $56,000, compared with $187,000 during the same period in 2010. Revenue consisted of reimbursed costs under Achillion’s collaboration with Gilead Sciences, Inc. The decrease related to the recognition of revenue related to an SBIR grant received in 2010.

Non-cash stock compensation expense totaled $678,000 for the second quarter of 2011 as compared with $467,000 for the second quarter of 2010, and is included in research and development and general and administrative expenses.

Six Month Results

For the six months ended June 30, 2011, Achillion reported a net loss of $21.4 million, increased from a net loss of $12.0 million in the same period in 2010. Total revenues were $121,000, compared with $261,000 in the prior year period. Revenue consisted of reimbursed costs under the Company’s collaboration with Gilead Sciences, Inc. The decrease related to the recognition of revenue related to an SBIR grant received in 2010.

For the six months ended June 30, 2011, research and development expenses totaled $16.9 million, compared with $8.8 million during the same period in 2010. Research and development expenses increased primarily as the result of clinical trial costs for Phase 2 clinical development of ACH-1625 and initiation of Phase 1 development of ACH-2684, combined with increased preclinical costs for ACH-2684 and the NS5A program. General and administrative expenses were $4.7 million for the six months ended June 30, 2011, increased from $3.4 million in the same period in 2010.

Non-cash stock compensation expense totaled $1.3 million for the six months ended June 30, 2011 as compared with $938,000 for the same period in 2010, and is included in research and development and general and administrative expenses.

Conference Call

Achillion will host a conference call and simultaneous webcast on Tuesday, August 9, 2011 at 10:30 a.m. EDT. To participate in the conference call, please dial (877) 354-0215 in the U.S. or (408) 427-3695 for international callers. The conference call ID is 86825307. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 1:30 p.m. Eastern time on August 9, 2011, through 11:59 p.m. Eastern time on August 16, 2011 by dialing (855) 859-2056 or (404) 537-3406. The replay passcode is 86825307.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide and The American Association of Liver Disease estimates that up to 80% of individuals become chronically infected following exposure to the virus. If left untreated, chronic hepatitis can lead to permanent liver damage, which can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including hepatitis C and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the preclinical potency, safety and other characteristics of Achillion’s NS5A inhibitors which may not be duplicated in clinical studies, and Achillion’s expectations regarding results, timing and duration of clinical trials and reporting of results from clinical trials, including trials of ACH-1625, ACH-2684 and ACH-2928. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are Achillion’s ability to complete the development of its drug candidates under the timelines it anticipates in current and future clinical trials; to obtain patent protection for its drug candidates, and the freedom to operate under third party intellectual property; to establish commercial manufacturing arrangements and to identify, enter into and maintain collaboration agreements with appropriate third-parties; and to raise the capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$56	$187	$121	$261

Operating expenses:
Research and development	8,896	4,814	16,889	8,773
General and administrative	2,436	1,690	4,659	3,357

Total operating expenses	11,332	6,504	21,548	12,130

Loss from operations	(11,276)	(6,317)	(21,427)	(11,869)

Other income (expense):
Interest income	30	15	70	25
Interest expense	(4)	(82)	(26)	(176)

Net loss	$(11,250)	$(6,384)	$(21,383)	$(12,020)

Net loss per share - basic and diluted	$(0.19)	$(0.17)	$(0.36)	$(0.32)

Weighted average shares outstanding - basic and diluted	58,938	38,540	58,665	37,066

Balance Sheets (Unaudited, in thousands)
	June 30, 2011	December 31, 2010
Cash and cash equivalents and marketable securities	$99,577	$55,200
Working capital	93,807	52,296
Total assets	102,834	58,235
Long-term liabilities	2,790	2,489
Total liabilities	10,830	7,691
Total stockholders’ equity	92,004	50,544